SPECIMEN SUBSCRIPTION AGREEMENT

                       SONIC MEDIA CORP.
                     (A Nevada Corporation)
          2200- 1420 Fifth Avenue, Seattle, WA   98101

     The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.0001 par value, set forth below, in Sonic Media Corp., (hereafter "Corporation") at a price of $0.10 per share and encloses a check, bank draft, or wire transfer of funds, payable to "Sonic Media Corp." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will be held by Sonic Media Corp. for a period of up to 90 days
(or an additional 90 days, if so extended by the Corporation, for a total of 180 days), from the date of the Prospectus. The prospective purchaser further understands that these funds may not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus. The prospective purchaser further hereby represents and warrants as follows:

1. The prospective purchaser, if a person, is at least 21 years of age and, whether or not a person, has adequate means of providing for his current needs and personal or other contingencies and has no need for liquidity in his investments.

2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Corporation. The Corporation may accept or reject any or all of the offer.

3. The prospective purchaser hereby acknowledges and agrees that he/she is not entitled to cancel, terminate, or revoke this purchase offer or any agreements of the prospective purchaser hereunder and that the purchase agreements shall survive death, disability, or transfer of control of the prospective purchaser.

        MAKE CHECK PAYABLE TO:         SONIC MEDIA CORP.

Executed this   day of        , 200      at
Dollar Amount of Purchase Offer: $
Number of Shares of Purchase Offer:



Address                Signature of Purchaser

Address                Print SURNAME of Purchaser


City / State           Print FIRST name and initials of
                       Purchaser


Country / Zip Code    Taxpayer Identification or
                      Social Security Number

                Accepted By:  SONIC MEDIA CORP.

By:
Title:
Date: